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                                                                    EXHIBIT 99.2

                                  PRESS RELEASE

                    ADVANCED LIGHTING TECHNOLOGIES ANNOUNCES
                     DSI'S SUCCESS IN PRODUCING 200 GHZ AND
                              100 GHZ DWDM FILTERS

SOLON, OH, NOVEMBER 6, 2000--ADVANCED LIGHTING TECHNOLOGIES, INC. (Nasdaq: ADLT) today announced that DSI has demonstrated DWDM filter manufacturing capabilities including 200 GHz and 100 GHz filter design, thin film coating, post-processing of the wafer plus test and measurement. DSI is starting to supply a stream of both 200 GHz and 100 GHz DWDM filters to select customers for their continuous evaluation and qualification.

Commenting on this significant achievement, Lee Bartolomei, President of DSI said, "Although these 200 GHz and 100 GHz filters are made using conventional technology, this is an important milestone that demonstrates DSI's technical expertise and capabilities to design, produce, test and measure DWDM filters. This establishes our infrastructure to support the high volume production anticipated when our MicroDyn(TM) technology is production-ready, which is expected early next year.

"This month, we also set the principle terms of a lease, with a purchase option, for a 140,000 square foot facility in Santa Rosa, California. This facility will provide DSI with a modern plant optimized for high volume manufacture of telecommunications products including the ISO Fiber(TM), ISO Sphere(TM), ISO Power(TM), and ISO Filter(TM) product lines."

Certain existing production equipment, including some MicroDyn equipment, will be transferred to the new facility and new production equipment will be installed throughout calendar year 2001. DSI's goal is to have production capacity for DWDM filters of greater than 1,000,000 units annualized by the end of the year 2001.

In addition, James Simon, Sr. Sales Executive, joined our staff as Senior Regional Sales Manager of the Eastern United States. Jim, a long time veteran of the telecommunications arena, was most recently at Amphenol Fiber Optic Products for eight years as Senior Sales Manager and National Sales Manager. Jim was instrumental in establishing Amphenol's presence and status as a key supplier of high end interconnect products in North America. Mr. Simon has been a pioneer in the photonics industry starting first with Pirelli's Fiber Optic Cabling Division, then with Alcoa Fujikura, Ltd., where he led the sales and marketing efforts during AFL's start-up phase in the United States.

Also today, ADLT separately announced the results of its operations for the first quarter of fiscal 2001 ended September 30, 2000.

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Except for historical information contained herein, the matters discussed in this news release are forward-looking statements that involve risks and uncertainties. As discussed in the Company's SEC filings, covenants in the Company's bank credit facility, the indenture relating to the Company's 8% Senior Notes and the Company's agreements with General Electric Company limit certain corporate actions. As a result, implementation of certain strategic alternatives relating to the telecommunications unit may require consent or require replacement of these ADLT financing sources. The Company has no assurance that such consents or replacement financing can be obtained in a manner to permit timely implementation of these strategic alternatives. Other risks and uncertainties include the timely development and market acceptance of new products, including production equipment, the ability to provide adequate incentives to retain and attract key employees, the impact of competitive products and pricing, and other risks detailed from time-to-time in the Company's EDGAR filings with the Securities and Exchange Commission. In particular, see "Risk Factors" in the Company's Form 10-K for the fiscal year ended June 30, 2000. Without limiting the foregoing, the words "believes," "anticipates," "plans," "expects" and similar expressions are intended to identify forward-looking statements. The Company's actual results could differ materially from those anticipated in these forward-looking statements.

Advanced Lighting Technologies, Inc. is an innovation-driven designer, manufacturer, and marketer of metal halide lighting products, including materials, system components, systems, and production equipment with operations and affiliates in North America, Europe, the Pacific Rim and Australia.

Lisa Barry

Advanced Lighting Technologies, Inc.
440/836-7111